Exhibit(j)(1)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 134 to the Registration Statement on Form N-1A of Fidelity Advisor Series VIII: Fidelity Advisor Diversified International Fund and Fidelity Advisor Emerging Markets Income Fund of our reports dated December 13, 2016 and February 15, 2017, respectively, on the financial statements and financial highlights included in the October 31, 2016 and December 31, 2016, respectively, Annual Reports to Shareholders of the above referenced fund(s), which is also incorporated by reference into the Registration Statement.

We further consent to the reference to our Firm under the heading “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts

March 30, 2017